EXHIBIT 3.1

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Versant International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article II and Section 1 of Article IV have been amended as set forth under Exhibit A attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 95.2%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

Exhibit A
Article II shall be amended to read in its entirety as follows:
"ARTICLE II

RESIDENT AGENT

The name of the Corporation's commercial registered agent is National Registered Agents, Inc. of NV."

Section 1 of Article IV shall be amended to read in its entirety as follows:

"ARTICLE IV

CAPITALIZATION

Section 1. Authorized Shares. This Corporation is authorized to issue Two Hundred Million (200,000,000) shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), Six Hundred Fifty Million (650,000,000) shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders representing a majority of the voting power of the issued and outstanding shares of Common Stock ofthe Corporation, voting together as a single class; provided that, should any Preferred Stock be outstanding, the affirmative vote of holders representing a majority of the Preferred Stock shall also be required to increase the authorized number of Preferred Stock, to issue additional Preferred Stock of any class or series or to create a new class of shares having preferences over or on parity with the Preferred Stock."